Exhibit 5.3

Amsterdam Brussels Dubai London Luxembourg New York

British American Tobacco p.l.c.

B.A.T Capital Corporation

B.A.T. International Finance p.l.c.

B.A.T. Netherlands Finance B.V. and

British American Tobacco Holdings (The

Netherlands) B.V.

Handelsweg 53A

1181 ZA Amsterdam

Stibbe N.V. Advocaten en notarissen Beethovenplein 10 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date 1 July 2020

Shelf Programme – Form F-3 Registration Statement

Ladies and Gentlemen,

(1)

We have acted as counsel with respect to matters of the laws of the Netherlands to British American Tobacco p.l.c. (“BAT”), B.A.T Capital Corporation (“BATCAP”), B.A.T. International Finance p.l.c. (“BATIF”), B.A.T. Netherlands Finance B.V. (“BATNF”), British American Tobacco Holdings (The Netherlands) B.V. (“BATHTN”) and Reynolds American Inc. in connection with the registration statement on Form F-3 under the Securities Act of 1933 of the United States dated 1 July 2022 (the “Registration Statement”) in relation to the registration of the offer and sale, from time to time, of debt securities by BATIF, BATCAP and BAT.

This opinion is furnished to you in order to be filed as an exhibit to the Registration Statement with the United States Securities and Exchange Commission.

(2)

For the purpose of this opinion, we have examined and exclusively relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the form of underwriting agreement for debt securities issued by BATIF;

(c)	the form of underwriting agreement for debt securities issued by BATCAP;

(d)	the form of underwriting agreement for debt securities issued by BAT;

(e)

the indenture, dated 15 August 2017 between BATCAP as issuer, the guarantors party thereto (including BATNF and BATHTN), Wilmington Trust, National Association as trustee, and Citibank, N.A., London Branch, as authentication agent, paying agent, transfer agent, registrar and calculation agent (the “2017 Indenture”);

Stibbe N.V. is registered with the Dutch Chamber of Commerce under number 34198700. Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe N.V., which is governed exclusively by Dutch law. The general conditions of Stibbe N.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request.

(f)

the indenture, dated 6 September 2019 between BATCAP as issuer, the guarantors party thereto (including BATNF) and Citibank, N.A. as trustee, authentication agent, transfer agent, registrar, calculation agent and initial paying agent (the “2019 Indenture”);

(g)

the indenture, dated 25 September 2020 between BATIF as issuer, the guarantors party thereto (including BATNF) and Citibank, N.A. as trustee, authentication agent, transfer agent, registrar, calculation agent and initial paying agent (the “2020 Indenture”);

(h)

the form of indenture between BATIF, BATCAP and BAT as issuers, the guarantors party thereto and Citibank, N.A. as trustee, authentication agent, transfer agent, registrar, calculation agent and initial paying agent;

(i)

extracts from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to BATNF dated 6 September 2019 (the “2019 Extract”) and dated 25 September 2020 (the “2020 Extract”) and relating to each of the Dutch Companies (as defined below) dated 15 August 2017 (the “2017 Extracts”) and dated the date hereof (the “Current Extracts” and together with the 2017 Extracts, the 2019 Extract and the 2020 Extract, the “Extracts”);

(j)

the deed of incorporation of BATNF dated 23 April 2014 including its articles of association (statuten), which according to the relevant Current Extract are the articles of association of BATNF as currently in force;

(k)

the deed of incorporation of BATHTN dated 24 February 1992 and its articles of association (statuten) as amended on 15 March 2013, which according to the relevant Current Extract are the articles of association of BATHTN as currently in force;

(l)

the minutes of a meeting of the managing board of BATNF held on 31 July 2017 reflecting resolutions approving, inter alia, the execution by BATNF of the 2017 Indenture and the performance of its obligations thereunder;

(m)

the minutes of a meeting of the managing board of BATHTN held on 31 July 2017 reflecting resolutions approving, inter alia, the execution by BATHTN of the 2017 Indenture and the performance of its obligations thereunder;

(n)

the minutes of a meeting of the managing board of BATNF held on 12 June 2019 reflecting resolutions approving, inter alia, the execution by BATNF of the 2019 Indenture and the performance of its obligations thereunder;

(o)

the minutes of a meeting of the managing board of BATNF held on 21 September 2020 reflecting resolutions approving, inter alia, the execution by BATNF of the 2020 Indenture and the performance of its obligations thereunder;

(2)

(p)

the minutes of a meeting of the managing board of BATNF held on 13 June 2022 reflecting resolutions approving, inter alia, the execution by BATNF of the Agreements (as defined below) (other than the 2017 Indenture, 2019 Indenture and 2020 Indenture) and the performance of its obligations thereunder; and

(q)

the minutes of a meeting of the managing board of BATHTN held on 13 June 2022 reflecting resolutions approving, inter alia, the execution by BATHTN of the Agreements (other than the 2017 Indenture, 2019 Indenture and 2020 Indenture) and the performance of its obligations thereunder.

(3)

BATNF and BATHTN are hereinafter collectively also referred to as the “Dutch Companies” and individually a “Dutch Company”. In respect of each of the Dutch Companies to the extent it is a party thereto, the documents listed in paragraphs (2)(a) – (h) (inclusive) are hereinafter collectively also referred to as the “Agreements”. The resolutions included in the minutes listed in paragraphs (2)(l) – (q) (inclusive) are hereinafter collectively also referred to as the “Resolutions”.

References to the Civil Code, the Bankruptcy Act, the Code of Civil Procedure, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wetboek van Burgerlijke Rechtsvordering, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended. In this opinion, “the Netherlands” refers to the European part of the Kingdom of the Netherlands and “EU” refers to the European Union.

(4)	In rendering this opinion we have assumed:

(a)

the genuineness and authenticity of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

(b)

in relation to any signature other than a wet-ink signature (i) that the signing method used is sufficiently reliable, taking into consideration the purpose for which the electronic signature was used and all other relevant circumstances, within the meaning of section 3:15a of the Civil Code or (ii) that such signature is a qualified electronic signature (elektronische gekwalificeerde handtekening) within the meaning of Regulation (EU) 910/2014;

(c)

(i) the power, capacity and authority of all parties thereto other than the Dutch Companies to enter into and execute the Agreements; (ii) that the Agreements have been duly authorised by all parties thereto other than the Dutch Companies; and (iii) that the Agreements have been validly executed and delivered (where such concept is legally relevant) by each of the parties thereto (including but not limited to the Dutch Companies) under all applicable laws, including the laws by which the Agreements are expressed to be governed, other than the laws of the Netherlands;

(3)

(d)

that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under the laws of the Netherlands) in respect of the execution or performance of the Agreements have been or will be duly obtained or made, as the case may be;

(e)

that the information set forth in the Extracts was and is complete and accurate on their respective dates and was and is consistent with the information contained in the files kept by the Trade Register with respect to each of the Dutch Companies;

(f)	that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof;

(g)

that none of the Dutch Companies has been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), nor has ceased to exist due to merger (fusie) or demerger (splitsing) and that no out of court restructuring plan (onderhands akkoord) procedure is being prepared or has been commenced involving any of the Dutch Companies; although not constituting conclusive evidence, this assumption is supported by the contents of the Current Extracts and by our online search of the Central Insolvency Register of the courts in the Netherlands (Centraal Insolventieregister) (as regards the out of court restructuring plan (onderhands akkoord) procedure, a search can be performed with respect to a public procedure only) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(h)

that none of the insolvency proceedings listed in Annex A, as amended, to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings has been declared applicable to any of the Dutch Companies by a court in one of the member states of the EU (with the exception of Denmark), other than the Netherlands; although not constituting conclusive evidence, this assumption is supported by our online search of the section on EU Registrations of the Central Insolvency Register (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue; and

(i)

that none of the members of the managing board of any of the Dutch Companies has a conflict of interests within the meaning of section 2:239 of the Civil Code with the relevant Dutch Company with respect to the Agreements or the transactions contemplated thereby.

(5)

We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any provisions of EU law having direct effect, (ii) matters of competition law, (iii) data protection law and (iv) matters of taxation.

(4)

(6)

Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)

each of the Dutch Companies has been duly incorporated and is validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and has the necessary corporate capacity and power to enter into the Agreements and to exercise its rights and perform its obligations thereunder;

(b)

all corporate action required to be taken by each of the Dutch Companies to authorise the execution of the Agreements by it or on its behalf and the performance of its obligations thereunder has been duly taken; and

(c)	the Registration Statement has been duly executed on behalf of each of the Dutch Companies.

(7)	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Dutch Companies or any other party (express or implied) under or by virtue of any of the Agreements;

(b)

the opinions expressed above are limited and may be affected by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, out of court restructuring plan (onderhands akkoord) procedure, moratorium, reorganisation, liquidation, fraudulent conveyance, or similar rules and laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance, as well as by any sanctions or measures under the Sanctions Act 1977 (Sanctiewet 1977) or by EU or other international sanctions and Regulation (EC) No 2271/96;

(c)

no opinion is given as to whether any legal act (rechtshandeling) performed by any of the Dutch Companies in entering into the Agreements or exercising its rights or performing its obligations thereunder is not contrary to the corporate interest of that Dutch Company for purposes of section 2:7 of the Civil Code in which case the relevant legal act of the relevant Dutch Company might be held invalid and/or the obligations of that Dutch Company thereunder might be held unenforceable in whole or in part; and

(d)	the concepts of “trust” and of “delivery of documents” as known in common law jurisdictions are not known as such under the laws of the Netherlands.

(5)

(8)

In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is given by Stibbe N.V. and may only be relied upon under the express condition that (i) any issues of interpretation or liability arising hereunder will be governed by the laws of the Netherlands and will be brought exclusively before a court of the Netherlands, and (ii) such liability, if any, shall be limited to Stibbe N.V. only, to the exclusion of any of its directors, partners, employees, shareholders and advisors or its or their affiliates and to the aggregate of the amount paid under Stibbe N.V.’s professional insurance in the particular instance and any applicable deductible payable by Stibbe N.V.

(9)

We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for your sole benefit for the purposes of the Agreements only and may not be disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

(10)

We hereby consent to the filing of this opinion as exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit or imply that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission.

Yours faithfully,

Stibbe N.V.

/s/ Rein van Helden Rein van Helden

/s/ Jeroen Smits Jeroen Smits

(6)